SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  )*

                        Splash Technology Holdings, Inc.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                   848623 10 4
                        --------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of  9 Pages

---------------------------                          ---------------------------
CUSIP No. 848623104                  13G                  Page 2 of 9 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners III, L.P.                             94-3198719
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               551,792
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         551,792
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         551,792
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.58%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 9 Pages

---------------------------                          ---------------------------
CUSIP No. 848623104                  13G                  Page 3 of 9 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates III, L.P.                           94-3202010
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               100,484
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         100,484
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,484
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .834%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 9 Pages

---------------------------                          ---------------------------
CUSIP No. 848623104                  13G                  Page 4 of 9 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Investors III, L.P.                            94-3213838
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               8,973
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         8,973
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,973
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .0074%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 9 Pages

---------------------------                          ---------------------------
CUSIP No. 848623104                  13G                  Page 5 of 9 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management III, L.P.                  94-3918717
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               661,249
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         661,249
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         661,249
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.49%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 9 Pages

Item 1:  Issuer

(a)      Issuer:  Splash Technology Holdings, Inc.

(b)      Address of Principal Executive Office:

                           211 Moffett Park Drive
                           Sunnyvale, CA    94086

(c)      Place of Organization:

                           Menlo Park, California

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP No.:  848623 10 4

Item 2:  Filing Persons:
                           Sigma Partners III, L.P. (SP III)
                           Sigma Associates III, L.P. (SA III)
                           Sigma Investors III, L.P. (SI III)
                           Sigma Management III, L.P. (SM III)



                                Page 6 of 9 Pages

Item 3:  N/A

Item 4:  Ownership                SI III       SP III        SA III      SM III

(a) Beneficial Ownership          8,973       551,792       100,484     661,249

(b) Percentage of Class:          .0074%         4.58%         .834%       5.49%

(c) Sole Voting Power:            8,973       551,792       100,484     661,249

    Shared Voting Power:             0            0             0           0

    Sole Dispositive Power:       8,973       551,792       100,484     661,249

    Shared Dispositive Power:        0            0             0           0



In addition to the above, each of Robert E. Davoli,  Clifford L. Haas,  Lawrence
G. Finch and Wade Woodson, the four general partners of Sigma Management III, L.P., may be deemed to share voting and dispositive power over the 661,249 shares of Splash Technology Holdings, Inc.
owned by Sigma Management III, L.P.

Item 5:   Not Applicable

Item 6:

Under certain circumstances set forth in SP III's, SM III's, SI III's and SA III's limited partnership agreements, the general partners and limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the common stock of Issuer owned by each such fund.

Item 7:   Not Applicable

Item 8:   Not Applicable

Item 9:   Not Applicable

Item 10:  Not Applicable

Exhibit A:     Joint Filing Statement


                               Page 7 of 9 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:             February 10, 1997



                                           SIGMA PARTNERS III, L.P.

                                           By its General Partner,
                                           Sigma Management III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner


                                           SIGMA MANAGEMENT III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner



                                           SIGMA ASSOCIATES III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner



                                           SIGMA INVESTORS III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner


                               Page 8 of 9 Pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

DATE:             February 10, 1997

                                           SIGMA PARTNERS III, L.P.

                                           By its General Partner,
                                           Sigma Management III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner


                                           SIGMA MANAGEMENT III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner



                                           SIGMA ASSOCIATES III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner


                                           SIGMA INVESTORS III, L.P.


                                           By:_________________________________
                                                    Wade Woodson
                                                    General Partner


                               Page 9 of 9 Pages